Exhibit 99.1

THE MARCUS CORPORATION REPORTS SECOND QUARTER FISCAL 2022 RESULTS AND REINSTATES QUARTERLY DIVIDEND
Both Divisions Contribute to Strong Operating Performance and Liquidity
Leading to First Cash Dividend Post-Pandemic
Milwaukee, August 3, 2022 … The Marcus Corporation (NYSE: MCS) today reported results for the second quarter fiscal 2022 ended June 30, 2022. The Company also announced a quarterly cash dividend of $0.05 per share of common stock, the first cash dividend to be paid since March 2020.

“This was our strongest quarter in recent years, with significant improvements in revenue, operating income and Adjusted EBITDA,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Both our businesses contributed meaningfully to our strong results, generating cash from operations of $49 million in the second quarter of fiscal 2022. The continued operating improvements in both our businesses and strong liquidity gave our Board of Directors confidence in reinstating the quarterly cash dividend, reflecting our ongoing commitment to returning value to shareholders. We are grateful for the support our shareholders and lending partners have demonstrated in The Marcus Corporation throughout the pandemic and beyond.”
Second Quarter Fiscal 2022 Highlights
•Total revenues for the second quarter of fiscal 2022 were $198.6 million, a 114.5% increase from total revenues of $92.5 million for the second quarter of fiscal 2021.
•Operating income was $18.9 million for the second quarter of fiscal 2022, compared to operating loss of $26.1 million for the prior year quarter.
•Net earnings attributable to The Marcus Corporation was $9.0 million for the second quarter of fiscal 2022, compared to net loss attributable to The Marcus Corporation of $23.4 million for the same period in fiscal 2021.
•Net earnings per diluted common share attributable to The Marcus Corporation was $0.24 for the second quarter of fiscal 2022, compared to net loss per diluted common share attributable to The Marcus Corporation of $0.76 for the second quarter of fiscal 2021.
•Adjusted EBITDA was $37.3 million for the second quarter of fiscal 2022, compared to a loss of $1.2 million for the prior year quarter.
•On July 29, 2022, the Board of Directors of The Marcus Corporation declared a regular quarter cash dividend of $0.05 per share of common stock, to be paid September 15, 2022, to shareholders of record on August 25, 2022. The Board of Directors also declared a dividend of $0.045 per share of Class B common stock, to be paid September 15, 2022, to shareholders of record as of August 25, 2022.

Adjusted EBITDA reflects an adjustment made by the company to eliminate the impact of noncash impairment charges during the second quarter of fiscal 2021.

First Half Fiscal 2022 Highlights
•Total revenues for the first half of fiscal 2022 were $330.8 million, a 130.8% increase from total revenues of $143.3 million for the first half of fiscal 2021.
•Operating income was $2.1 million for the first half of fiscal 2022, compared to operating loss of $61.8 million for the first half of fiscal 2021.
•Net loss attributable to The Marcus Corporation was $5.9 million for the first half of fiscal 2022, compared to net loss attributable to The Marcus Corporation of $51.5 million for the same period in fiscal 2021.
•Net loss per diluted common share attributable to The Marcus Corporation was $0.19 for the first half of fiscal 2022, compared to net loss per diluted common share attributable to The Marcus Corporation of $1.71 for the first half of fiscal 2021.
•Adjusted EBITDA was $40.7 million for the first half of fiscal 2022, compared to a loss of $18.7 million for the first half of fiscal 2021.

Adjusted EBITDA reflects an adjustment made by the company to eliminate the impact of noncash impairment charges and the favorable impact of a nonrecurring state government grant during the first half of fiscal 2021.
Marcus Theatres®

Revenue and operating income for Marcus Theatres improved significantly in the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021, driven by the success of films such as Top Gun: Maverick, Doctor Strange in the Multiverse of Madness, and Jurassic World: Dominion. When expressed as a percentage of pre-pandemic 2019 results, revenues in the second quarter of fiscal 2022 were 80 percent of the same period of fiscal 2019.

For the second quarter of fiscal 2022, increases in both attendance and revenue per person compared to the prior year period contributed to the fourth straight quarter of positive Adjusted EBITDA for Marcus Theatres. Comparing admission revenues to pre-pandemic second quarter 2019 results, Marcus Theatres outperformed the industry by 2.6 percentage points in the second quarter of fiscal 2022 and 3.5 percentage points for the first half of 2022, according to data received from Comscore. Based on this data, the company believes Marcus Theatres has been one of the top performing theatre circuits in the United States in fiscal 2022.

“The second quarter of fiscal 2022 mirrored the famous movie line ‘if you build it, he will come.’ The sensational performance of Top Gun: Maverick was among the highest grossing box office films ever released, yet the blockbuster story of the second quarter of fiscal 2022 was the increased quantity of appealing film releases that drove moviegoers of all ages to the theatres,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres. “The top five performing films in the quarter each debuted with an exclusive theatrical run that saw diverse audiences return to moviegoing, leaving no doubt about the importance of movie theatres in driving excitement and sales for films of all types. Our associates’ commitment to outstanding customer service, premium large format screens, appealing food and beverage offerings and consumer friendly technology helped drive increased average ticket prices and average concession revenues per person during the second quarter of fiscal 2022. While film supply has not fully returned to pre-pandemic levels, the pent-up demand from moviegoers and performance of both blockbuster and niche films during the first half of 2022 affirms our continued optimism for the future.”

Marcus Theatres’ top five highest-performing films in the second quarter of fiscal 2022 were Top Gun: Maverick, Doctor Strange in the Multiverse of Madness, Jurassic World: Dominion, Sonic the Hedgehog 2 and The Bad Guys. Each of these films debuted with an exclusive theatrical window. Several films that have performed well during the first few weeks of the third quarter of fiscal 2022 include Thor: Love and Thunder, Minions: The Rise of Gru and Nope. Looking ahead to the remainder of fiscal 2022, several new films have the potential to perform well, including DC League of Super-Pets, Bullet Train, Halloween Ends, Black Adam, Black Panther: Wakanda Forever, Shazam! Fury of the Gods, and the highly anticipated Avatar: The Way of Water.

Marcus® Hotels & Resorts

During the second quarter of fiscal 2022, Marcus Hotels & Resorts reported significantly increased revenues and operating income compared to the prior year period. Thanks to continued cost discipline, improved occupancy and improved average daily rate, Marcus Hotels & Resorts reported Adjusted EBITDA of $11.8 million, a record compared to any prior fiscal second quarter. This was the division’s fifth straight quarter reporting positive Adjusted EBITDA.

Revenue per available room (RevPAR) increased at all eight company owned properties during the second quarter and first half of fiscal 2022, with Marcus Hotels & Resorts outperforming its competitive sets by 3 percentage points during the quarter and 4 percentage points during the first half of the year.

“Comparable hotel division revenues during the second quarter of fiscal 2022 were 99 percent of pre-pandemic second quarter fiscal 2019 results, demonstrating the impressive pace of our recovery, which has exceeded expectations,” said Michael Evans, president of Marcus Hotels & Resorts. “Across the United States and within our portfolio, hotel occupancy continues to increase, recently reaching its highest level since the start of the pandemic. We are also seeing an increasing mix of group business that is driving food and beverage revenues at our properties. While we are not yet fully back to normal, our hotels and resorts are well positioned given the quality of our assets and amenities, and the professionalism and hospitality of our team.”

While the leisure travel market continues to drive demand, business travel continues to increase as corporate training events, meetings and conferences return and downtown offices reopen. Group booking pace for fiscal 2022 continues to improve since the first quarter of fiscal 2022 with group booking activity increasing for fiscal 2022 and into 2023. Increases in corporate group, event and wedding bookings contributed to improved banquet and catering revenue in the quarter.
Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $279.6 million in cash and revolving credit availability at the end of the second quarter of fiscal 2022. During the quarter, the company received $1.4 million from the sale of surplus real estate assets.

On July 29, 2022 the Company repaid $46.6 million of short term borrowings, repaying in full and retiring its term loan facility set to mature on September 22, 2022.

“The early retirement of our term loan with cash flow generated from operations in the second quarter and the dividend announced today reflect our confidence in our strong liquidity position and the significant progress that has been made in our post-pandemic recovery,” said Chad Paris, chief financial officer and treasurer of The Marcus Corporation.

Diluted weighted average shares outstanding and diluted net earnings per common share include the dilutive effect of conversion of the Company’s convertible notes to the extent conversion is dilutive in each period. During the second quarter of fiscal 2022 diluted weighted average shares outstanding includes 9.1 million shares from the dilutive effect of the convertible notes, which were excluded from diluted weighted average shares outstanding in the other periods presented as the convertible notes were antidilutive. Diluted weighted average shares outstanding does not include the benefit from the capped call transactions the Company entered into in connection with the issuance of the convertible notes, which mitigate the dilutive effect of the convertible notes by approximately 2.6 million shares during the second quarter of fiscal 2022. Upon conversion, the convertible notes may be settled, at the Company’s election, in cash, shares of common stock or a combination thereof.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Wednesday, August 3, 2022, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-646-904-5544 and entering the passcode 649302. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Wednesday, August 10, 2022, by dialing 1-866-813-9403 and entering passcode 818409. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1036
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliations of this measure to the equivalent measure under GAAP is set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,064 screens at 85 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related government restrictions and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of certain motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the release dates for motion pictures have been postponed), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects of adverse economic conditions, including but not limited to, those caused by the COVID-19 pandemic, on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including developments related to the COVID-19 pandemic, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2022	July 1, 2021	June 30, 2022	July 1, 2021
Revenues:
Theatre admissions	$63,087	$24,915	$101,504	$35,600
Rooms	28,865	17,332	46,295	26,376
Theatre concessions	58,147	23,061	93,611	32,980
Food and beverage	19,014	9,591	33,525	15,503
Other revenues	21,192	14,231	39,999	26,125
	190,305	89,130	314,934	136,584
Cost reimbursements	8,250	3,417	15,863	6,750
Total revenues	198,555	92,547	330,797	143,334

Costs and expenses:
Theatre operations	61,737	28,877	106,165	47,147
Rooms	10,471	7,072	18,674	12,337
Theatre concessions	22,993	10,037	38,186	14,533
Food and beverage	15,035	7,806	27,175	13,176
Advertising and marketing	5,978	3,819	10,459	6,368
Administrative	17,627	15,963	36,708	29,279
Depreciation and amortization	16,752	18,494	33,983	36,473
Rent	6,578	6,344	12,828	12,685
Property taxes	4,980	4,468	9,725	9,207
Other operating expenses	9,261	8,628	18,935	13,418
Impairment charges	—	3,732	—	3,732
Reimbursed costs	8,250	3,417	15,863	6,750
Total costs and expenses	179,662	118,657	328,701	205,105

Operating income (loss)	18,893	(26,110)	2,096	(61,771)

Other income (expense):
Investment income (loss)	(459)	120	(727)	160
Interest expense	(4,063)	(4,907)	(8,155)	(9,750)
Other income (expense)	(584)	(628)	(1,161)	(1,256)
Gain (loss) on disposition of property, equipment and other assets	(69)	(164)	355	2,040
Equity earnings (losses) from unconsolidated joint ventures	7	—	(134)	—
	(5,168)	(5,579)	(9,822)	(8,806)

Earnings (loss) before income taxes	13,725	(31,689)	(7,726)	(70,577)
Income tax expense (benefit)	4,765	(8,323)	(1,784)	(19,081)
Net earnings (loss)	8,960	(23,366)	(5,942)	(51,496)
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to The Marcus Corporation	$8,960	$(23,366)	$(5,942)	$(51,496)

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$0.24	$(0.76)	$(0.19)	$(1.71)

Weighted average shares outstanding - diluted	40,617	31,404	31,469	31,300

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	June 30, 2022	December 30, 2021

Assets:

Cash and cash equivalents	$57,741	$17,658
Restricted cash	5,677	6,396
Accounts receivable	26,273	28,902
Government grants receivable	—	4,335
Refundable income taxes	—	22,435
Assets held for sale	521	4,856
Other current assets	19,683	15,364
Property and equipment, net	755,626	771,192
Operating lease right-of-use assets	209,264	217,072
Other assets	99,850	100,151

Total Assets	$1,174,635	$1,188,361

Liabilities and Shareholders' Equity:

Accounts payable	$38,335	$35,781
Taxes other than income taxes	19,219	19,566
Other current liabilities	78,496	80,152
Short-term borrowings	46,628	47,346
Current portion of finance lease obligations	2,489	2,561
Current portion of operating lease obligations	16,291	16,795
Current maturities of long-term debt	11,077	10,967
Finance lease obligations	16,116	17,192
Operating lease obligations	207,713	216,064
Long-term debt	203,720	204,177
Deferred income taxes	25,125	26,183
Other long-term obligations	56,693	57,963
Equity	452,733	453,614

Total Liabilities and Shareholders' Equity	$1,174,635	$1,188,361

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended June 30, 2022
Revenues	$129,437	$69,001	$117	$198,555
Operating income (loss)	16,430	6,817	(4,354)	18,893
Depreciation and amortization	11,863	4,801	88	16,752
Adjusted EBITDA	28,753	11,833	(3,286)	37,300

13 Weeks Ended July 1, 2021
Revenues	$52,301	$40,151	$95	$92,547
Operating loss	(18,215)	(2,239)	(5,656)	(26,110)
Depreciation and amortization	13,385	5,047	62	18,494
Adjusted EBITDA	(441)	3,333	(4,108)	(1,216)

26 Weeks Ended June 30, 2022
Revenues	$208,928	$121,658	$211	$330,797
Operating income (loss)	8,410	3,843	(10,157)	2,096
Depreciation and amortization	24,054	9,751	178	33,983
Adjusted EBITDA	33,532	14,217	(7,098)	40,651

26 Weeks Ended July 1, 2021
Revenues	$74,863	$68,276	$195	$143,334
Operating loss	(43,854)	(7,947)	(9,970)	(61,771)
Depreciation and amortization	26,171	10,174	128	36,473
Adjusted EBITDA	(14,171)	3,038	(7,552)	(18,685)
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
Consolidated	June 30, 2022	July 1, 2021	June 30, 2022	July 1, 2021
Net cash flow provided by (used in) operating activities	$48,757	$3,302	$55,228	$(9,681)
Net cash flow provided by (used in) investing activities	(8,372)	(6,297)	(11,475)	(3,745)
Net cash flow provided by (used in) financing activities	(1,220)	5,222	(4,389)	14,468
Capital expenditures	(9,779)	(4,670)	(16,341)	(6,195)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2022	July 1, 2021	June 30, 2022	July 1, 2021
Net earnings (loss) attributable to The Marcus Corporation	$8,960	$(23,366)	$(5,942)	$(51,496)
Add (deduct):
Investment (income) loss	459	(120)	727	(160)
Interest expense	4,063	4,907	8,155	9,750
Other expense (income)	584	628	1,161	1,256
(Gain) loss on disposition of property, equipment and other assets	69	164	(355)	(2,040)
Equity (earnings) losses from unconsolidated joint ventures	(7)	—	134	—
Income tax expense (benefit)	4,765	(8,323)	(1,784)	(19,081)
Depreciation and amortization	16,752	18,494	33,983	36,473
Share-based compensation expenses (a)	1,655	2,668	4,572	4,152
Impairment charges (b)	—	3,732	—	3,732
Government grants (c)	—	—	—	(1,271)
Adjusted EBITDA	$37,300	$(1,216)	$40,651	$(18,685)
(a)Non-cash charges related to share-based compensation programs.
(b)Non-cash impairment charges related to surplus theatre real estate.
(c)Reflects a nonrecurring state government grant awarded to our theatres for COVID-19 pandemic relief.